EIGHTH AMENDMENT

THIS EIGHTH AMENDMENT, dated as of January 14, 2013 (this “Amendment”), is to the Third Amended and Restated Credit Agreement (as heretofore amended, the “Credit Agreement”) dated as of October 30, 2008 among PENSKE AUTOMOTIVE GROUP, INC. (the “Company”), various financial institutions (the “Lenders”) and MERCEDES-BENZ FINANCIAL SERVICES USA LLC (formerly DCFS USA LLC), as agent for the Lenders (the “Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as defined in the Credit Agreement (including as amended hereby).

WHEREAS, the parties hereto desire to amend the Credit Agreement in certain respects;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

SECTION 1 AMENDMENTS. Effective on the Amendment Effective Date (defined below), the Credit Agreement shall be amended as follows:

1.1 Section 1.1 of the Credit Agreement shall be amended by amending and restating the definition of “Interest Rate” to read in its entirety as follows:

Interest Rate means, for each day, a rate per annum equal to the sum of (a) (i) in the case of any day from and including the first day of each calendar month through and including the 15th day of such calendar month, the LIBO Rate for the first day of such calendar month and (ii) in the case of any day from and including the 16th day of each calendar month through and including the last day of such calendar month, the LIBO Rate for the 16th day of such calendar month (the rate set forth in this clause (a) being the “Base LIBO Rate”) plus (b) (i) in the case of Revolving Loans, (x) if the Total Outstandings are less than or equal to the Borrowing Base, a margin of two and one-quarter percent (2.25%) per annum, and (y) if the Total Outstandings exceed the Borrowing Base, then (A) a margin of three and one-half percent (3.50%) per annum shall apply to the portion of the Revolving Loans equal to the amount by which the Total Outstandings exceed the Borrowing Base and (B) a margin of two and one-quarter percent (2.25%) per annum shall apply to the portion of Revolving Loans not described in the foregoing clause (A) (with each determination of the Borrowing Base in this clause (i) to be effective as of the first day of the calendar month during which the applicable Borrowing Base Certificate is delivered) and (ii) in the case of the Term Loans, a margin of two and one-quarter percent (2.25%) per annum.  Notwithstanding the foregoing, at any time an Event of Default exists, the applicable margin shall be increased by two percent (2.00%) per annum.  For purposes of this definition, “LIBO Rate” means, for each date of calculation, (1) the rate of interest (rounded upwards, if necessary, to the next 1/16th of 1%) published in The Wall Street Journal on such day (or the immediately preceding Business Day, if such date is not a Business Day) in its “Money Rates” column as the one-month London Interbank Offered Rate for Dollar-denominated deposits (if The Wall Street Journal ceases to publish such a rate or substantially changes the methodology used to determine such rate, then the rate shall be the rate of interest (rounded upwards, if necessary, to the next 1/16th of 1%) published by Reuters Monitor Rates Service on such day (or the immediately preceding Business Day, if such date is not a Business Day) as the one-month London Interbank Offered Rate for Dollar-denominated deposits) or (2) if such rate is not published or available, such rate as shall be otherwise independently determined by the Agent on a basis substantially similar to the methodology used by The Wall Street Journal on the date of this Agreement.

1.2 Section 9.22 of the Credit Agreement shall be amended and restated to read in its entirety as follows:

9.22 Eligible Real Estate Collateral. With respect to each parcel of Eligible Real Estate Collateral, upon Agent’s request, the Company shall, at its expense, no more than once in any thirty-six (36) month period, but at any time or times as the Agent may request on or after an Event of Default, deliver or cause to be delivered to the Agent written appraisals as to such Eligible Real Estate Collateral in form, scope and methodology acceptable to the Agent and by an appraiser acceptable to the Agent, addressed to the Agent and the Lenders and upon which the Agent and Lenders shall be expressly permitted to rely.

1.3 The following Section 9.23 shall be added to the Credit Agreement:

9.23 Hertz Entities. No Hertz Entity shall become a franchised automotive retailer.

SECTION 2 REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Agent and the Lenders that: (a) the representations and warranties made in Section 8 of the Credit Agreement are true and correct on and as of the date hereof with the same effect as if made on and as of the date hereof (except to the extent relating solely to an earlier date, in which case they were true and correct as of such earlier date); (b) no Event of Default or Unmatured Event of Default exists or will result from the execution of this Amendment; (c) no event or circumstance has occurred since the Effective Date that has resulted, or would reasonably be expected to result, in a Material Adverse Effect; (d) the execution and delivery by the Company of this Amendment and the performance by the Company of its obligations under the Credit Agreement as amended hereby (as so amended, the “Amended Credit Agreement”) (i) are within the corporate powers of the Company, (ii) have been duly authorized by all necessary corporate action, (iii) have received all necessary approval from any governmental authority and (iv) do not and will not contravene or conflict with any provision of any law, rule or regulation or any order, decree, judgment or award which is binding on the Company or any of its Subsidiaries or of any provision of the certificate of incorporation or bylaws or other organizational documents of the Company or of any agreement, indenture, instrument or other document which is binding on the Company or any of its Subsidiaries; and (e) the Amended Credit Agreement is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

SECTION 3 CONDITIONS TO EFFECTIVENESS. The amendments set forth in Section 1 above shall become effective as of January 1, 2013 (the “Amendment Effective Date”) when the following conditions precedent have been satisfied, each in form and substance satisfactory to the Agent:

3.1 Amendment. The Agent shall have received a counterpart of this Amendment duly executed by the Company and the Required Lenders (or, in the case of any party other than the Company from which the Agent has not received a counterpart hereof, facsimile confirmation of the execution of a counterpart hereof by such party).

3.2 Reaffirmation. The Agent shall have received a counterpart of the Reaffirmation of Loan Documents, in form and substance satisfactory to the Agent, executed by each Loan Party other than the Company.

SECTION 4 MISCELLANEOUS.

4.1 Continuing Effectiveness, etc. As hereby amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. All references in the Credit Agreement, the Notes, each other Loan Document and any similar document to the “Credit Agreement” or similar terms shall refer to the Amended Credit Agreement.

4.2 Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.

4.3 Expenses. The Company agrees to pay the reasonable costs and expenses of the Agent and the Lenders in connection with the preparation, execution and delivery of this Amendment.

4.4 Severability of Provisions. In the event that any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

4.5 Section Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or the Agreement or any provision hereof or thereof.

4.6 Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of New York applicable to contracts made and to be wholly performed within the State of New York.

4.7 Successors and Assigns. This Amendment shall be binding upon the Company, the Lenders and the Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Lenders and the Agent and the successors and assigns of the Lenders and the Agent.

4.8 Loan Document. This Amendment is a Loan Document.

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Delivered as of the day and year first above written.

PENSKE AUTOMOTIVE GROUP, INC.

By:/s/ David K. Jones
Title: EVP and CFO

MERCEDES-BENZ FINANCIAL SERVICES USA LLC, as Agent,

as Issuing Lender and as a Lender

By: /s/ Michele Nowak
Title: Credit Director, National Accounts

TOYOTA MOTOR CREDIT CORPORATION,

as a Lender

By: /s/ C. Furukawa
Title: National Accounts Manager